Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Outbrain Inc.:

We consent to the use of our report dated March 25, 2021, with respect to the consolidated financial statements of Outbrain Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
June 29, 2021